Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933

2777 East Camelback Road
Suite 375
Phoenix, AZ 85016
www.capitolbancorp.com

Analyst Contact:    Michael M. Moran
                                 Chief of Capital Markets
                                  877-884-5662
Media Contact:      Stephanie Swan
    Director of Shareholder Services
                   517-372-7402

CAPITOL BANCORP REPORTS SECOND QUARTER 2010 RESULTS

•	Bank Divestiture Activities Continue with
Ten Transactions Pending
•	Six Regional Consolidations Completed
•	Total Assets of $4.7 Billion
•	Four Affiliate Bank Sales Completed
This Year; Six Divestitures Total

LANSING, Mich. and PHOENIX, Ariz.: August 16, 2010: A net loss attributable to Capitol Bancorp was incurred for the second quarter of 2010 of $41 million or $1.98 per share, compared to a net loss of $47.9 million or $2.75 per share for the first quarter of 2010 and a net loss of $16.3 million or $0.95 per share reported for the second quarter of 2009.

Consolidated assets declined 17 percent year-over-year to $4.7 billion at June 30, 2010 from the $5.7 billion reported for the second quarter of 2009, as a result of bank sales and related implementation of the capital preservation and balance-sheet deleveraging strategies.  Consistent with these efforts, total portfolio loans were $3.6 billion at June 30, 2010, a 21 percent decline over the past twelve months inclusive of the effect of recent bank sales.  Total deposits reflected an approximate 11 percent annualized decline to approximately $4.2 billion from the $4.4 billion reported at the beginning of 2010, while noninterest-bearing deposits approximated 16.3 percent of total deposits at June 30, 2010 versus 15.1 percent of total deposits at the beginning of 2010, as the Corporation continued to focus on core funding sources throughout the deleveraging process and as a result of recent bank sales.

Capitol’s Chairman and CEO Joseph D. Reid said, “We remain focused on a myriad of issues presented by both an uncertain and struggling economy in multiple markets of our franchise.  Building balance sheet strength and improving liquidity, while reallocating capital resources to those affiliates currently facing more difficult operating challenges, are being addressed via our strategy of regional consolidations and bank divestitures.  These initiatives also serve to enhance affiliate-level and system-wide operating efficiencies through the elimination of operating costs targeted by the regional consolidations.  Equity levels have diminished significantly in recent quarters as we work through the loan portfolio issues and related operating losses that arise in a severely weakened economy.  We continue to concentrate our efforts on these multiple deleveraging avenues while pursuing access to additional internal and external sources of capital.”

“We are cautiously encouraged by both redeployment of capital resources via our divestiture efforts and recent positive trends and developments in asset quality.  Growth in nonperforming assets, although continuing to remain elevated, reflects another quarter demonstrating a substantially slowing trend.  Net loan charge-offs, elevated from historical levels, declined materially on a linked-quarter basis while the most recent quarterly provision for loan losses again exceeded charge-offs.  The June 30, 2010 allowance for loan losses approximating 4.44 percent of portfolio loans represents a material increase from the 3.57 percent level we reported at the beginning of 2010, and a significant increase during these difficult times from the approximate 2.5 percent level we posted a year ago,” added Mr. Reid.

“Combining the aggregate quarter-end level of nonperforming assets with net charge-offs for each of the past six quarters, the rate of increase has continued its slowing trend:  from 34.1 percent in the first quarter of 2009, to 13.1 percent in 2009’s second quarter, to 12.3 percent for the quarter ended September 30, 2009, to 11.2 percent for the final quarter of 2009, to 3.7 percent in 2010’s first quarter, and most recently to 2.8 percent for the three months ended June 30, 2010.  In addition, pretax, pre-provision results, before costs associated with foreclosed properties and other real estate owned, were positive for the second consecutive quarter.  Costs associated with foreclosed properties and other real estate owned declined significantly on a linked-quarter basis, after decreasing dramatically from the fourth quarter of 2009 compared to 2010’s first quarter.  We also remain cautiously optimistic as to the potential recovery of the $154.7 million valuation allowance for deferred tax assets once we are able to demonstrate a sustainable return to core profitability.”

“Finally, our affiliate divestiture program has resulted in the sale of six institutions to date in 2010, eliminating $500 million of assets, and we currently have ten transactions pending encompassing an additional $700 million of assets as we aggressively seek to reallocate capital, deleveraging the balance sheet.  Above and beyond the approximate $1.2 billion of assets these efforts represent, there are ongoing discussions on additional fronts in both the divestiture and capital-reallocation arenas as we recognize and address the deterioration that has occurred in our once-robust capital support levels.  We expect to communicate additional developments as they arise and solidify.”

Capital Initiatives
In addition to the completed divestitures and regional consolidations, capital-raising initiatives have included the commencement of an offer to exchange shares of Capitol’s common stock for any and all of its outstanding 10.50 percent trust-preferred securities of Capitol Trust XII.  That offer (“proposed exchange”), which commenced in late May 2010, has been extended to August 31, 2010.  The proposed exchange is contingent upon receipt of consents from a majority in aggregate liquidation amount of all outstanding 8.50 percent cumulative trust-preferred securities of Capitol Trust I to approve proposed amendments to certain provisions of the Indenture and Guarantee Agreement pursuant to which the trust-preferred securities of Capitol Trust I were originally issued.

Mr. Reid stated, “This pending exchange offer provides an opportunity to strengthen Tier 1 common and tangible common equity ratios, while also reducing interest expense associated with the debt securities.  We have been encouraged by the initial response to this initiative, with approximately 16 percent of publicly-traded shares of this instrument indicating a desire to participate in the pending exchange offer and we continue to explore other opportunities to create core tangible common equity.”

Affiliate Bank Divestitures and Regional Bank Consolidations
Capitol previously announced intentions to sell its controlling interests in several affiliate banks.  Sale of Capitol’s interests in Bank of Belleville and Napa Community Bank, completed during April 2010, involved $228 million of assets while garnering more than $25 million of proceeds for reinvestment in bank affiliates.  In June 2010, Capitol completed the sale of Beachwood, Ohio based Ohio Commerce Bank and at the end of July, the sale of Community Bank of Lincoln in Lincoln, Nebraska was completed.  Those two sales involved approximately $130 million of assets.  In the second quarter of 2010, Capitol announced that it had entered into a collective stock redemption transaction with three Colorado affiliates: Fort Collins Commerce Bank, Larimer Bank of Commerce and Loveland Bank of Commerce.  Capitol also announced agreements to sell Bank of San Francisco in California, and Bank of Fort Bend in Sugar Land, Texas.  Those transactions, in addition to five other pending transactions involving affiliates in Colorado, Missouri, New York, North Carolina and Texas, reflect ten divestitures awaiting regulatory approvals (and other contingencies) and represent an additional $700 million of assets and estimated proceeds in excess of $50 million.  The ten pending divestitures, with book-value multiples at a premium to tangible equity, are anticipated to be completed in 2010.

Subsequent to June 30, 2010, Capitol completed a regional consolidation of three Georgia-based banks into what operates today as Sunrise Bank.  That regional consolidation follows similar charter consolidations that have occurred earlier in 2010 and in the fourth quarter of 2009 in Arizona, California, Indiana, Michigan, Nevada and Washington, resulting in the cumulative elimination of 20 charters.  To date, the regional consolidation effort has resulted in the consolidation of 27 charters into six distinct, geographically-concentrated operating entities.  Preliminary results at the five largest regional consolidations are being actively monitored with the expectation of meeting targeted efficiency objectives, but implementation costs and restructuring expenses associated with consolidation activity can serve to delay full recognition of the projected cost savings and efficiencies expected with each consolidation.

Mr. Reid further stated, “These bank sales and regional consolidations have provided the Corporation with capital redeployment flexibility to support our ongoing strategic initiatives to enhance balance sheet strength, while also serving our primary objective to assist those affiliates adversely affected by the current difficult economy.  We continue to assess additional initiatives to drive operational efficiencies and strengthen risk management oversight within our footprint, without compromising the community-based orientation and operating integrity of the affiliate system.”

Quarterly Performance (as adjusted for discontinued operations)
In the second quarter of 2010, after adjusting for discontinued operations, consolidated net operating revenues decreased 10.4 percent to $38.3 million from the approximate $42.8 million reported for the corresponding period of 2009.  Net interest margin compression, fueled in large part by elevated levels of nonperforming assets, resulted in an 8.8 percent decline in net interest income.  A concerted effort to focus on core deposit funding sources, as referenced earlier, helped mitigate some of the margin pressure.  The net interest margin declined to 2.88 percent compared to 2009’s second quarter margin of 3.02 percent and 3.03 percent in the first quarter of 2010.  Cash and cash equivalents totaled approximately $925 million, or 19 percent of the Corporation’s consolidated total assets at June 30, 2010.  Other noninterest income totaled $5.4 million, a nearly 19 percent decrease compared to approximately $6.7 million in the comparable 2009 period.

The Corporation continues to emphasize the reduction of operating expenses through salary and staffing reductions, operational efficiencies and tight controls on other overhead. Salaries and employee benefit costs declined nearly 13 percent year-over-year and approximately 2.6 percent (10.4 percent annualized) on a linked-quarter basis.  Noninterest, or operating, expenses increased year-over-year to $48.7 million in the quarter ended June 30, 2010.  While costs associated with foreclosed properties and other real estate owned (which totaled $8.9 million in the second quarter of 2010 versus approximately $4.2 million in the corresponding 2009 period) increased significantly, but declined encouragingly on a 2010 linked-quarter basis ($3.2 million), FDIC insurance premiums and other regulatory fees decreased from $5.0 million in 2009’s second quarter to approximately $4.2 million in the most recent three-month period.  Combined, these two expense areas increased to approximately $13.1 million in the current quarter, representing a substantial increase from the combined approximate $9.2 million level during the corresponding period of 2009, more than offsetting the aforementioned $2.9 million decline in compensation-related expenses.  On a linked-quarter basis, total operating expenses declined 8.4 percent from $53.2 million in 2010’s first quarter to the $48.7 million in the subsequent quarter.  Again, adjusting for real estate owned-related and regulatory-related costs, linked quarter operating expenses still declined approximately 3.5 percent, or 14 percent annualized.

The second quarter 2010 provision for loan losses decreased to $44.6 million, a reduction from the $49.0 million recorded in the preceding quarter, and increased from the $32.5 million for the corresponding period of 2009.  During the second quarter of 2010, net loan charge-offs totaled $33.4 million, a significant increase from 2009’s corresponding level of $18.3 million, but a reduction from the $41.8 million recorded in the first quarter of 2010, as the Corporation continues to aggressively manage its nonperforming loans.

Adverse bank performance in the Arizona, Great Lakes and Nevada regions and the increased provision for loan losses were major reasons for the consolidated net loss.

Six-Month Performance
Net operating revenues were $78.9 million for the six months ended June 30, 2010, a 2.3 percent decrease compared to the approximate $80.8 million for the year-ago period, buffeted by the aforementioned gains on sales of affiliates recorded in the recent quarter.  Core operating revenues, net of divestiture gains, declined 14.6 percent due to the impact of sizable deleveraging of the balance sheet resulting from bank sales, and further driven by margin compression and general softness across all major revenue components.  The provision for loan losses of $93.6 million for the first six months of 2010 was an increase from the $66.1 million for the comparable 2009 period.  The net loss per share for the first half of 2010 was $4.67, versus the $2.15 reported for the corresponding period in 2009.

Balance Sheet
With total capital resources of approximately $304.1 million at June 30, 2010, the total capital-to-asset ratio was 6.40 percent.  Divestiture efforts and ongoing balance sheet deleveraging should serve to help strengthen consolidated capital ratios, but as of June 30, 2010 the consolidated leverage, Tier 1 and total risk-based regulatory capital ratios were 2.39 percent, 3.19 percent and 6.38 percent, respectively.  Consequently, the Corporation continues to be classified as “undercapitalized.”

Net loan charge-offs of 3.64 percent of average loans (annualized) for the second quarter of 2010 decreased significantly from the 4.25 percent reported for the first quarter of 2010, but increased dramatically from the 1.64 percent reported for the corresponding period of 2009 as the Corporation continued to aggressively seek problem asset resolution.  The ratio of nonperforming loans to total portfolio loans was 9.93 percent at June 30, 2010 compared to 8.80 percent reported at March 31, 2010 and 5.70 percent for the same period in 2009.  The ratio of total nonperforming assets to total assets increased to 9.86 percent at June 30, 2010 from 8.97 percent reported at March 31, 2010 and 6.37 percent at June 30, 2009.  The continuing increase in nonperforming assets is attributable to borrower stress and delinquency, coupled with a minimal market for sale of real estate, especially in the states of Arizona, Michigan and Nevada, hindering the disposition of such assets.  The coverage ratio of the allowance for loan losses in relation to nonperforming loans approximated 45 percent at June 30, 2010, consistent with levels recorded in recent quarters, while the allowance for loan losses as a percentage of portfolio loans increased materially year-over-year, from 2.50 percent to 4.44 percent at June 30, 2010, as provisions for loan losses continued to exceed the significant level of net charge-off activity during 2010.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a national community banking company, with a network of separately chartered banks with operations in 15 states.  Founded in 1988, the Corporation has executive offices in Lansing, Michigan, and Phoenix, Arizona.

###

CAPITOL BANCORP LIMITED
SUMMARY OF SELECTED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2010	2009		2010	2009

Condensed results of operations:
Interest income	$ 51,634	$ 63,692		$ 105,487	$ 126,787
Interest expense	18,714	27,585		39,013	57,375
Net interest income	32,920	36,107		66,474	69,412
Provision for loan losses	44,600	32,511		93,641	66,125
Noninterest income	5,427	6,685		12,436	11,363
Noninterest expense	48,711	46,725		101,917	95,294
Loss from continuing operations before income
tax benefit	(54,964)	(36,444)		(116,648)	(80,644)
Income from discontinued operations	6,799	114		6,721	547

Net loss attributable to Capitol Bancorp Limited	$ (41,003)	$ (16,304)		$ (88,885)	$ (36,978)

Net loss per common share attributable to Capitol
Bancorp Limited	$ (1.98)	$ (0.95)		$ (4.67)	$ (2.15)
Book value per common share at end of period	3.89	18.36		3.89	18.36
Common stock closing price at end of period	$ 1.27	$ 2.65		$ 1.27	$ 2.65
Common shares outstanding at end of period	21,414,000	17,517,000		21,414,000	17,517,000
Number of common shares used to compute
net loss per share	20,684,000	17,244,000		19,052,000	17,203,000

	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
	2010	2010	2009	2009	2009
Condensed summary of financial position:
Total assets	$ 4,748,695	$ 5,064,936	$ 5,131,940	$ 5,322,613	$ 5,723,540
Portfolio loans(1)	3,617,364	3,657,769	3,792,355	3,929,070	4,215,999
Deposits(1)	4,183,217	4,188,835	4,148,438	4,258,613	4,362,618
Capitol Bancorp Limited stockholders' equity	88,297	117,167	161,335	236,385	318,977
Total capital	$ 304,104	$ 342,858	$ 401,047	$ 482,455	$ 629,266

Key performance ratios:
Net interest margin	2.88%	3.03%	3.04%	3.00%	3.02%
Efficiency ratio	127.03%	126.75%	179.40%	117.09%	105.43%

Asset quality ratios:
Allowance for loan losses / portfolio loans	4.44%	3.90%	3.57%	3.01%	2.50%
Total nonperforming loans / portfolio loans	9.93%	8.80%	7.60%	6.68%	5.70%
Total nonperforming assets / total assets	9.86%	8.97%	8.17%	7.50%	6.37%
Net charge-offs (annualized) / average portfolio loans	3.64%	4.25%	5.68%	2.77%	1.64%
Allowance for loan losses / nonperforming loans	44.67%	44.31%	47.04%	45.14%	43.77%

Capital ratios:
Capitol Bancorp Limited stockholders' equity / total assets	1.86%	2.31%	3.14%	4.44%	5.57%
Total capital / total assets	6.40%	6.77%	7.81%	9.06%	10.99%

(1) Excludes amounts related to operations discontinued in 2010 for dates prior to June 30, 2010.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements include expressions such as "expect," "intend," "believe," "estimate," "may," "will," "anticipate" and "should"
and similar expressions also identify forward-looking statements which are not necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented due to a variety of internal and external factors. Actual results could materially differ from those contained in, or implied by, such statements. Capitol Bancorp Limited undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Supplemental analyses follow providing additional detail regarding Capitol's results of operations, financial position, asset quality and other supplemental data.

CAPITOL BANCORP LIMITED
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
INTEREST INCOME:
Portfolio loans (including fees)	$ 50,793	$ 62,672	$ 103,775	$ 125,190
Loans held for sale	64	285	127	478
Taxable investment securities	85	150	311	302
Federal funds sold	3	23	10	56
Other	689	562	1,264	761
Total interest income	51,634	63,692	105,487	126,787

INTEREST EXPENSE:
Deposits	14,404	21,759	29,916	45,339
Debt obligations and other	4,310	5,826	9,097	12,036
Total interest expense	18,714	27,585	39,013	57,375

Net interest income	32,920	36,107	66,474	69,412

PROVISION FOR LOAN LOSSES	44,600	32,511	93,641	66,125
Net interest income (deficiency) after
provision for loan losses	(11,680)	3,596	(27,167)	3,287

NONINTEREST INCOME:
Service charges on deposit accounts	1,130	1,366	2,284	2,732
Trust and wealth-management revenue	1,170	1,135	2,322	2,523
Fees from origination of non-portfolio residential
mortgage loans	430	1,409	844	2,273
Gain on sales of government-guaranteed loans	476	405	774	645
Gain on debt extinguishment			1,255
Realized gains on sale of investment securities available
for sale			14	1
Other	2,221	2,370	4,943	3,189
Total noninterest income	5,427	6,685	12,436	11,363

NONINTEREST EXPENSE:
Salaries and employee benefits	20,089	23,019	40,720	50,574
Occupancy	4,565	4,492	8,954	9,038
Equipment rent, depreciation and maintenance	2,930	3,070	5,858	6,374
Costs associated with foreclosed properties and other
real estate owned	8,905	4,152	20,752	8,370
FDIC insurance premiums and other regulatory fees	4,187	5,021	8,645	6,987
Other	8,035	6,971	16,988	13,951
Total noninterest expense	48,711	46,725	101,917	95,294

Loss before income tax benefit	(54,964)	(36,444)	(116,648)	(80,644)

Income tax benefit	(4,246)	(13,370)	(4,068)	(29,230)

Loss from continuing operations	(50,718)	(23,074)	(112,580)	(51,414)

Discontinued operations:
Income from operations of bank subsidiaries sold	403	202	259	953
Gain on sales of bank subsidiaries	10,083		10,083
Less income tax expense	3,687	88	3,621	406
Income from discontinued operations	6,799	114	6,721	547

NET LOSS	(43,919)	(22,960)	(105,859)	(50,867)

Net losses attributable to noncontrolling interests in
consolidated subsidiaries	2,916	6,656	16,974	13,889

NET LOSS ATTRIBUTABLE TO CAPITOL BANCORP
LIMITED	$ (41,003)	$ (16,304)	$ (88,885)	$ (36,978)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO
CAPITOL BANCORP LIMITED (basic and diluted)	$ (1.98)	$ (0.95)	$ (4.67)	$ (2.15)

CAPITOL BANCORP LIMITED
Condensed Consolidated Balance Sheets
(in thousands, except share and per-share data)

		(Unaudited)
		June 30	December 31
		2010	2009
ASSETS

Cash and due from banks		$ 103,324	$ 76,187
Money market and interest-bearing deposits		811,619	683,887
Federal funds sold		9,695	11,005
Cash and cash equivalents		924,638	771,079
Loans held for sale		5,931	11,621
Investment securities:
Available for sale, carried at fair value		23,960	39,776
Held for long-term investment, carried at
amortized cost which approximates fair value		3,334	5,891
Total investment securities		27,294	45,667
Federal Home Loan Bank and Federal Reserve
Bank stock (at cost)		24,021	23,215
Portfolio loans:
Loans secured by real estate:
Commercial		1,825,943	1,884,309
Residential (including multi-family)		720,938	727,816
Construction, land development and other land		420,318	471,121
Total loans secured by real estate		2,967,199	3,083,246
Commercial and other business-purpose loans		578,056	633,276
Consumer		38,777	42,691
Other		33,332	33,142
Total portfolio loans		3,617,364	3,792,355
Less allowance for loan losses		(160,482)	(140,323)
Net portfolio loans		3,456,882	3,652,032
Premises and equipment		46,290	47,017
Accrued interest income		13,074	14,709
Goodwill		66,099	66,126
Other real estate owned		108,715	111,102
Recoverable income taxes		43,248	43,763
Other assets		32,503	42,059
Assets of discontinued operations			303,550

TOTAL ASSETS		$ 4,748,695	$ 5,131,940

LIABILITIES AND EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing		$ 682,736	$ 624,721
Interest-bearing		3,500,481	3,523,717
Total deposits		4,183,217	4,148,438
Debt obligations:
Notes payable and short-term borrowings		214,983	267,659
Subordinated debentures		167,514	167,441
Total debt obligations		382,497	435,100
Accrued interest on deposits and other liabilities		46,391	43,524
Liabilities of discontinued operations			271,272
Total liabilities		4,612,105	4,898,334

EQUITY:
Capitol Bancorp Limited stockholders' equity:
Preferred stock (Series A), 700,000 shares authorized
($100 liquidation preference per share); 50,980 shares
issued and outstanding in 2010 (none in 2009)		5,098
Preferred stock (for potential future issuance),
19,300,000 shares authorized; none issued and outstanding		--	--
Common stock, no par value, 50,000,000 shares authorized;
issued and outstanding:	2010 - 21,414,352 shares
	2009 - 17,545,631 shares	288,186	277,707
Retained-earnings deficit		(204,636)	(115,751)
Undistributed common stock held by employee-
benefit trust		(558)	(558)
Fair value adjustment (net of tax effect) for
investment securities available for sale (accumulated
other comprehensive income)		207	(63)
Total Capitol Bancorp Limited stockholders' equity		88,297	161,335
Noncontrolling interests in consolidated subsidiaries		48,293	72,271
Total equity		136,590	233,606

TOTAL LIABILITIES AND EQUITY		$ 4,748,695	$ 5,131,940

CAPITOL BANCORP LIMITED
Allowance for Loan Losses Activity

ALLOWANCE FOR LOAN LOSSES ACTIVITY (in thousands):

	Periods Ended June 30
	Three Month Period		Six Month Period
	2010	2009(1)	2010	2009(1)

Allowance for loan losses at beginning of period	$147,526	$94,150	$140,323	$87,636

Allowance for loan losses of previously-deconsolidated bank subsidiary	1,769		1,769

Loans charged-off:
Loans secured by real estate:
Commercial	(15,603)	(2,052)	(26,191)	(5,625)
Residential (including multi-family)	(6,800)	(6,994)	(18,972)	(14,897)
Construction, land development and other land	(8,742)	(5,372)	(22,624)	(13,479)
Total loans secured by real estate	(31,145)	(14,418)	(67,787)	(34,001)
Commercial and other business-purpose loans	(6,220)	(4,121)	(13,756)	(12,174)
Consumer	(265)	(250)	(426)	(542)
Other	(1)	(1)	(1)	(1)
Total charge-offs	(37,631)	(18,790)	(81,970)	(46,718)
Recoveries:
Loans secured by real estate:
Commercial	384	20	742	122
Residential (including multi-family)	514	154	622	201
Construction, land development and other land	2,284	2	3,605	121
Total loans secured by real estate	3,182	176	4,969	444
Commercial and other business-purpose loans	987	289	1,682	833
Consumer	49	14	68	29
Other	--	--	--	1
Total recoveries	4,218	479	6,719	1,307
Net charge-offs	(33,413)	(18,311)	(75,251)	(45,411)
Additions to allowance charged to expense	44,600	32,511	93,641	66,125

Allowance for loan losses at end of period	$160,482	$108,350	$160,482	$108,350

Average total portfolio loans for the period	$3,672,751	$4,334,687	$3,611,204	$4,315,798

Ratio of net charge-offs (annualized) to average portfolio loans outstanding	3.64%	1.69%	4.17%	2.10%

(1)	Excludes amounts related to operations discontinued in 2010.

CAPITOL BANCORP LIMITED
Asset Quality Data

ASSET QUALITY (in thousands):

	June 30 2010	March 31 2010(1)	December 31 2009(1)
Nonaccrual loans:
Loans secured by real estate:
Commercial	$163,759	$152,495	$130,281
Residential (including multi-family)	57,195	63,457	55,347
Construction, land development and other land	94,133	81,139	82,239
Total loans secured by real estate	315,087	297,091	267,867
Commercial and other business-purpose loans	31,165	27,102	23,063
Consumer	1,481	518	380
Total nonaccrual loans	347,733	324,711	291,310

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	5,544	5,796	6,234
Residential (including multi-family)	2,508	768	228
Construction, land development and other land	2,113	3,035	3,713
Total loans secured by real estate	10,165	9,599	10,175
Commercial and other business-purpose loans	1,344	2,101	1,546
Consumer	32	12	534
Total past due loans	11,541	11,712	12,255

Total nonperforming loans	$359,274	$336,423	$303,565

Real estate owned and other repossessed assets	108,815	109,719	111,167

Total nonperforming assets	$468,089	$446,142	$414,732
(1)      Excludes amounts related to operations discontinued in 2010.

CAPITOL BANCORP LIMITED
Selected Supplemental Data

EPS COMPUTATION COMPONENTS (in thousands):

	Periods Ended June 30
	Three Month Period		Six Month Period
	2010	2009	2010	2009

Numerator—net loss attributable to Capitol Bancorp Limited for the period	$(41,003)	$(16,304)	$(88,885)	$(36,978)

Denominator:
Weighted average number of shares outstanding, excluding unvested restricted shares (denominator for basic and diluted earnings per share)	20,684	17,244	19,052	17,203

Number of antidilutive stock options excluded from diluted net loss per share computation	2,304	2,428	2,304	2,428

Number of antidilutive unvested restricted shares excluded from diluted net loss per share computation	126	123	126	123

Number of antidilutive warrants excluded from diluted net loss per share computation	76	76	76	76

AVERAGE BALANCES (in thousands):

	Periods Ended June 30
	Three Month Period		Six Month Period
	2010	2009	2010	2009

Portfolio loans	$3,672,751	$4,334,687	$3,611,204	$4,315,798
Earning assets	4,602,742	5,382,603	4,730,267	5,347,703
Total assets	4,856,144	5,756,390	4,991,807	5,718,720
Deposits	4,263,632	4,696,428	4,352,157	4,627,644
Capitol Bancorp Limited stockholders' equity	111,231	330,977	131,165	338,176

Capitol Bancorp’s National Network of Community Banks

Arizona Region:
Bank of Tucson	Tucson, Arizona
Central Arizona Bank	Casa Grande, Arizona
Southern Arizona Community Bank	Tucson, Arizona
Sunrise Bank of Albuquerque	Albuquerque, New Mexico
Sunrise Bank of Arizona	Phoenix, Arizona

California Region:
Bank of Feather River	Yuba City, California
Bank of San Francisco	San Francisco, California
Sunrise Bank	San Diego, California

Colorado Region:
Fort Collins Commerce Bank	Fort Collins, Colorado
Larimer Bank of Commerce	Fort Collins, Colorado
Loveland Bank of Commerce	Loveland, Colorado
Mountain View Bank of Commerce	Westminster, Colorado

Great Lakes Region:
Bank of Maumee	Maumee, Ohio
Bank of Michigan	Farmington Hills, Michigan
Capitol National Bank	Lansing, Michigan
Evansville Commerce Bank	Evansville, Indiana
Indiana Community Bank	Goshen, Indiana
Michigan Commerce Bank	Ann Arbor, Michigan

Midwest Region:
Adams Dairy Bank	Blue Springs, Missouri
Summit Bank of Kansas City	Lee’s Summit, Missouri

Nevada Region:
1st Commerce Bank	North Las Vegas, Nevada
Bank of Las Vegas	Las Vegas, Nevada

Northeast Region:
USNY Bank	Geneva, New York

Northwest Region:
Bank of the Northwest	Bellevue, Washington
High Desert Bank	Bend, Oregon

Southeast Region:
Community Bank of Rowan	Salisbury, North Carolina
First Carolina State Bank	Rocky Mount, North Carolina
Pisgah Community Bank	Asheville, North Carolina
Sunrise Bank	Valdosta, Georgia

Texas Region:
Bank of Fort Bend	Sugar Land, Texas
Bank of Las Colinas	Irving, Texas